AMENDMENT TO RIGHTS AGREEMENT

                  AMENDMENT ("Amendment"), dated as of July 23, 1997, to the Rights Agreement, originally dated as of August 2, 1990 and amended and restated as of May 31, 1996 (the "Rights Agreement"), between the McDonnell Douglas Corporation, a Maryland corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

                  The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof. All acts and things necessary to make this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                  In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto acknowledge and agree as follows:

     1. Section 7(a) of the Rights Agreement is hereby modified, supplemented and amended by replacing the last sentence thereof with the following sentence:

         "The 'Final Expiration Date', as used in this Agreement, shall be the date immediately prior to the Effective Time, as such term is defined in the Agreement and Plan of Merger (the "Merger Agreement") among The Boeing Company, West Acquisition Corp. and the Company; provided that, in the event the Merger Agreement is terminated for any reason, the 'Final Expiration Date', as used in this Agreement, shall be December 31, 2004."

     2. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as heretofore amended and as amended hereby.

     3. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to the contracts to be made and performed entirely within such State.

     4. This Amendment to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

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     5. In all respects not  inconsistent  with the terms and provisions of this
Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

     6. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                                      MCDONNELL DOUGLAS CORPORATION

By:  /s/ Steven N. Frank                    By: /s/ F. Mark Kuhlmann
     ----------------------------               -------------------------------
Name:  Steven N. Frank                      Name:  F. Mark Kuhlmann
Title: Vice President, Associate            Title: Senior Vice President and
       General Counsel and Secretary               General Counsel


Attest:                                     FIRST CHICAGO TRUST
                                            COMPANY OF NEW YORK

By:    /s/ George Dalton                    By:  /s/ James Kuzmich
      ------------------------------            -------------------------------
Name:  George Dalton                        Name:  James Kuzmich
Title: Assistant Vice President             Title: Assistant Vice President